Exhibit 99.2

5540 Ekwill Street
Santa Barbara, CA 93111
Telephone: 805.692.5414
Fax: 805.692.5418

NEWS RELEASE

FOR IMMEDIATE RELEASE

INAMED AND IPSEN EXECUTE PRELIMINARY AGREEMENT
FOR THE DISTRIBUTION BY INAMED IN SELECTED
INTERNATIONAL MARKETS OF IPSEN’S BOTULINUM
TOXIN TYPE A PRODUCT FOR COSMETIC USE

Santa Barbara (Calif., USA) and Paris (France) -  January 25, 2005 – Inamed Corporation (Nasdaq: IMDC), a global health care company, and its partner Ipsen, a European pharmaceutical group, today announced that they have executed a preliminary agreement for distribution rights of Ipsen’s botulinum toxin Type A product in selected international markets, including Europe.

Upon conclusion of a definitive agreement, Inamed’s existing distribution rights for cosmetic indications will be expanded.  Inamed currently has the exclusive rights to seek regulatory approval and market the product for cosmetic indications in the United States, Canada and Japan.  Phase III clinical trials for safety and efficacy of the product, branded as Reloxin™ for cosmetic indications, have commenced in the United States.

“We are very excited to now be in the position to distribute Ipsen’s botulinum toxin type A product in the future to selected world markets for cosmetic indications,” said Nick Teti, Chairman, President and Chief Executive Officer of Inamed. “We believe that this product will be very competitive and provide consumers with a safe and effective alternative to existing products for the treatment of facial wrinkles.”

“This growth of our partnership with Inamed is expected to successfully bring this product to physicians and patients in Europe and other markets for cosmetic indications,” said Alistair Stokes, Executive Vice President, Corporate Development of the Ipsen Group.  “Today’s announcement is a logical extension of our existing relationship with Inamed for the sale and marketing of our botulinum toxin Type A product.”

About Ipsen’s botulinum toxin Type A

Ipsen’s botulinum toxin Type A, Dysport® was granted its first marketing authorization in 1990 and since then been granted a marketing authorization in over 65 countries worldwide, including UK, France, Germany and most European countries. Indications vary by country and include for example: dystonias, spasticity in both adults and children, secretory conditions and dermo-cosmesis.

Ipsen’s botulinum toxin Type A is approved for cosmetic indications in 10 countries: Argentina, Brazil, Columbia, Honduras, New Zealand, Uruguay, Ukraine, Vietnam, Mexico and Russia (in Russia, it is the first botulinum toxin A approved in this field).  Ipsen is also pursuing regulatory approval for cosmetic indications for the product in certain additional key international markets.

Dysport® and Reloxin™ are made from Clostridium botulinum toxin Type A hemagglutinin complex. Botulinum toxin prevents the release of acetylcholine at the neuromuscular junction, thus blocking peripheral cholinergic transmission.  This results in a reduction in muscle contraction and a dose-dependent muscle weakness and atrophy.  Recovery of impulse transmission occurs gradually as new nerve terminals grow and contact is made with the post-synaptic motor endplate.

About Inamed Corporation

Inamed (Nasdaq: IMDC) is a global healthcare company with over 25 years of experience developing, manufacturing and marketing innovative, high-quality, science-based products. Current products include breast implants for aesthetic augmentation and for reconstructive surgery; a range of dermal products to treat facial wrinkles; and minimally invasive devices for obesity intervention, including the LAP-BAND® System for morbid obesity. The Company’s website is www.Inamed.com.

About Ipsen

Present in over 110 countries, with a total staff of nearly 4 000, Ipsen recorded sales of €737.2 million in 2003, a third of which originated outside the five major countries in Western Europe (France, Germany, Italy, Spain and the United Kingdom).  The Group develops products in three targeted therapeutic areas: oncology, endocrinology, and neuromuscular disorders and is also engaged in developing certain biological derived products.  Ipsen is currently marketing more than 20 products, both to specialists working in its targeted therapeutic areas and in therapeutic areas related to the Group’s history.  In 2003, 18.5% of Ipsen’s turnover was invested in Research and Development, carried out through an international network of about 615 people from 4 centres: Paris, Boston, Barcelona and London.  Ipsen’s internet website is www.ipsen.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Inamed is providing this information as of January 25, 2005, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Inamed’s anticipated sales, research and development, product development and regulatory approval. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to the documents filed by Inamed with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: exposure to product liability and intellectual property claims; exposure to liabilities that may not be adequately covered by insurance or for which there is no insurance; potential negative publicity concerning product safety; changes in the economy and consumer spending; competition from existing and/or new products; failure or delay of clinical trials; uncertainty in receiving timely regulatory approval or market acceptance for new products; dependence on a single supplier for Inamed’s botulinum toxin Type A product; failure to protect Inamed’s intellectual property; adverse changes in the regulatory or legislative environment (both in the U.S. and internationally) affecting our business; and failure of some or all of our collaborative partners to perform. The information contained in this press release is a statement of Inamed’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Inamed’s assumptions. Inamed may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Inamed’s assumptions or otherwise. Inamed undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this press release, Inamed does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

For Further Information

Inamed Corporation

Dan Cohen, Vice President Global

Corporate and Government Affairs

202-638-4197 (o)

202-329-1825 (c)

Ipsen

Louise Blakeborough, Chapter Five

T: +44 (0) 1306 731800

E: lblakeborough@chapterfive.co.uk

Didier Veron, Director, Public Affairs and Corporate Communications, Ipsen

T: +33 (0) 1 44 30 42 15

F: +33 (0) 1 44 30 42 04

E: didier.veron@ipsen.com